CUSTODY AGREEMENT

                       For





               C/FUND GROUP, INC.


             C/Financial Fund Series


























                Caldwell Trust Company
                 Venice, Florida 34292






                      CUSTODY AGREEMENT


THIS AGREEMENT is made between the parties named below as follows:

CUSTOMER:	      C/Financial Fund Portfolio Series of
                  C/FUND GROUP, INC.

CUSTODIAN:        CALDWELL TRUST COMPANY, 201 Center Road,
                  Venice, FL 34292


FIRST - Appointment and Delivery and Ownership of
Property. The CUSTOMER hereby appoints the CUSTODIAN to provide custodial and related services to CUSTOMER, which will deliver from time to time property acceptable to CUSTODIAN to be held in accordance with the terms of this agreement. The CUSTOMER is the owner of all property held hereunder and CUSTODIAN is acting solely as an agent of the CUSTOMER for the purposes set forth herein.


SECOND - Investments. CUSTODIAN is hereby empowered to invest, sell and/or reinvest CUSTOMER's assets, securities or properties and to take delivery or to deliver or to arrange for deliveries and receipts of such assets securities or properties in the normal course of performing all necessary duties hereunder, only upon instructions from authorized representatives or agents of OMNIVEST RESEARCH CORPORATION as the investment advisor to this fund series. Instructions from authorized representatives or agents of the CUSTOMER's investment advisor in regard to purchase, sale or delivery of assets, securities or properties may, but need not be, in writing and CUSTOMER assumes all risks resulting from action taken by CUSTODIAN in good faith as a result of having taken such instructions. CUSTODIAN shall not be required to comply with any direction to purchase securities unless or until there is sufficient cash or equivalents available for such purpose, or with any direction to sell securities unless such securities are held in or to the order of the Account at the time in a form satisfactory to CUSTODIAN. Expenses incurred in effecting any of the foregoing transactions shall be charged to the Account unless the CUSTOMER makes provisions or gives instructions otherwise. CUSTODIAN shall undertake the collection of any item held as the same matures.

THIRD - Income. CUSTODIAN shall collect income on the property held hereunder, pay expenses and make remittances as directed, authorized or agreed, and/or reinvest income as CUSTOMER instructs.





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FOURTH - Statements. Periodically as mutually agreed,
CUSTODIAN shall furnish to CUSTOMER or to CUSTOMER's
Investment Advisor, daily cash balances, statements of assets and statements of all receipts and disbursements and shall furnish annually data for the preceding year to assist the CUSTOMER in preparing returns for income tax purposes on the property held hereunder.


FIFTH - Nominee. CUSTODIAN may register all or any part of the property either in the name of CUSTODIAN, or in any name or nominee, or may retain them unregistered and in bearer form.


SIXTH - Payment of Taxes. The CUSTOMER is responsible for the payment of all taxes assessed on or with respect to any property held hereunder and income collected thereon and agrees to hold CUSTODIAN harmless therefore.


SEVENTH - Compensation. The compensation of Agent shall be as mutually agreed from time to time between Agent and CUSTOMER. Current Rate Structure is attached in Schedule
A.


EIGHTH - Withdrawal of Property and Termination of
Agreement. The CUSTOMER may withdraw any and all property held hereunder only upon presentation to CUSTODIAN of documentation satisfactory to CUSTODIAN, authorizing such withdrawal or termination, it being clearly established herein that it is the intent of this provision to mean that any such withdrawal of assets, securities or properties by CUSTOMER in kind or in cash is to made by CUSTOMER's authorized officer or agent only upon presentation of a resolution of CUSTOMER's Board of Directors, signed by all directors of the CUSTOMER, with signatures attested to by the Secretary of C/Funds Group, Inc., and signed under seal, with the language in the resolution to explicitly authorize such specific withdrawal or termination. The final withdrawal of all property held hereunder shall terminate this agreement.
CUSTODIAN shall have the right to terminate this agreement at any time upon giving the CUSTOMER written notice. CUSTODIAN shall deliver the property as soon as practicable upon either a withdrawal or termination, but prior to delivery may require re-registration of any property held in its nominee form.

NINTH - Authority of CUSTOMER. CUSTOMER certifies that it has legal authority to enter into this agreement. A certified copy of a resolution authorizing the opening of the account and stating the names of the officers duly authorized to act on behalf of CUSTOMER is attached hereto, and Agent shall be authorized to accept instructions, as may be permitted in this Agreement, from such named person or persons until receipt by it of a certified copy of a new resolution conferring authority upon another person or persons to act similarly.

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TENTH - Law Governing.  The laws of the State of Florida
shall govern the interpretation of this agreement.


ELEVENTH - General. CUSTOMER's tax identification number is ___________________.


This agreement shall bind the respective successors and assigns of the parties hereto.


	IN WITNESS WHEREOF, the CUSTOMER and CUSTODIAN have executed this agreement in duplicate on the _____ day of ______________________, 1997.


				CUSTOMER:

ATTEST:				C/Financial Fund Series
				C/Funds Group, Inc.


___________________________	By: ___________________________
					Roland G. Caldwell, Jr.
					President



				CUSTODIAN:

ATTEST:				Caldwell Trust Company


___________________________	By ____________________________
					Roland G. Caldwell
					Chief Executive Officer








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ws/cfi/custagr.cff









Fee Schedule
as of September 1, 1997






Fee Schedule			0.3% of Market Value Per Year
7